Exhibit 107
Calculation of Filing Fee Table

Form S-1
(Form Type)

Applied Blockchain, Inc.
(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value	Other(2)	48,287,076	$2.04	98,505,635.04	.0000927	9,131.47
	Total Offering Amounts					98,505,635.04		9,131.47
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fees Due							9,131.47

(1)Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Estimated solely for the purpose of calculating the registration fee for this offering pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low sale prices on September 15, 2022 of $2.04 as reported on the Nasdaq Capital Market.

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